The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE-DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. - All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

Loans greater than $1mm

Balance	Product	Rate	FICO	CLTV	Documentation	Prop Type	Occupancy	Purpose
1,200,000.00	5/25 ARM IO	5.850	647	68.53	Limited Income	SF	Primary	Purchase
1,111,383.29	2/28 ARM	6.900	568	73.00	Full Doc	SF	Primary	Cash-Out
1,540,000.00	2/28 ARM IO	6.990	675	61.60	Stated Income	SF	Primary	Cash-Out
1,525,000.00	3/27 ARM IO	5.850	697	78.01	Full Doc	SF	Primary	Cash-Out
1,157,130.80	2/28 ARM	7.000	630	72.50	Stated Income	SF	Primary	Cash-Out
1,047,397.76	5/25 ARM	6.990	604	60.71	Stated Income	SF	Primary	Cash-Out
1,197,781.96	2/28 ARM	6.400	618	60.00	Limited Income	PUD	Primary	Cash-Out
1,050,000.00	2/28 ARM IO	6.375	685	61.76	Stated Income	SF	Primary	Cash-Out
1,500,568.14	2/28 ARM	6.100	644	70.00	Stated Income	SF	Primary	Cash-Out
1,425,000.00	2/28 ARM IO	6.300	611	59.38	Stated Income	PUD	Primary	Rate Term Refinance
1,080,000.00	2/28 ARM IO	6.250	646	77.98	Stated Income	PUD	Primary	Rate Term Refinance
1,020,000.00	5/25 ARM IO	5.400	686	80.00	Full Doc	SF	Primary	Cash-Out
1,224,767.72	5/25 ARM IO	5.650	643	60.64	Stated Income	SF	Primary	Purchase